Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO
Physiometrix Inc.
978-670-2422

Physiometrix, Inc. Announces Second-Quarter Financial Results
Momentum Continues with PSA 4000

NO. BILLERICA, Mass., July 28, 2004 – Physiometrix, Inc. (NASDAQ-SCM: PHYX) announced today financial results for the second quarter ended June 30, 2004.  For the second quarter ended June 30, 2004, revenues were $831,123, a 314% increase compared with revenues of $200,524 for the same period in 2003. The net loss for the second quarter of 2004 was $(1,182,535), or $(0.09) per share, a 9% reduction from the prior year net loss of $(1,294,429), or $(0.15) per share. For the six months ended June 30, 2004, revenues were $1,028,317, a 134% increase compared with revenues of $439,268 for the same period in 2003. The net loss for the six months ended June 30, 2004 was $(3,662,534), or $(0.27) per share compared to a net loss of $(2,483,898), or $(0.29) per share for the same period in 2003. The increase in the net loss for the six months ended June 30, 2004 over the same period in 2003 was primarily due to the inclusion of a non-cash expense in the amount of $1.1 million in the first quarter of 2004 associated with a warrant derivative related to the registration of shares of Common Stock in connection with its’ PIPE transaction. No additional accounting is required as the derivative was reclassified into permanent equity in the first quarter of 2004, as the shares were registered effective February 5, 2004.

“We are pleased and gratified by this quarters’ results. Baxter shipments to hospitals in the second quarter reached record highs for both monitors and sensors and July has produced continued incremental sales.” said John A. Williams, president and chief executive officer of Physiometrix. “ Recent public testimonials by key thought leaders, acknowledging our technology advantages have been helpful. We continue to fund important new clinical studies to be submitted to peer review journals, with the belief that efficacious results will provide the necessary platform for growth in the critical-care markets (ICU), as well as, office based anesthesia.” Williams added.

Physiometrix will hold a telephone conference call to discuss second-quarter 2004 financial results, as well as management’s comments related to the Company’s business, at 11:00 A.M. (Eastern) today, July 28, 2004. The call can be accessed at 800-465-7133  (conf. ID # 8769110). A replay of today’s conference call will be available after conclusion of today’s conference call until 11:59 P.M. (Eastern) on August 11, 2004.  Replay callers in the U.S. must dial 800-642-1687 (conf. ID # 8769110).

(More)

Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software — for use in anesthesia-monitoring during surgical procedures.  For more information, please visit the Company’s Web site at www.physiometrix.com.

Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, revenue estimates, dependence on existing and future products, the existence of alternative technologies and the potential emergence of new methods for consciousness monitoring, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  These and other relevant risks are described in the Company’s Form 10-K dated March 30, 2004 filed with the SEC.  The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

- Financial Tables to Follow -

Physiometrix, Inc.

Condensed Statements of Operations

( Unaudited )

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003

Revenues	$831,123	$200,524	$1,028,317	$439,268

Costs and expenses:
Cost of goods sold	708,965	331,130	1,039,091	671,246
Research and development	404,553	426,615	786,372	797,424
Selling, general, and administrative	915,195	743,042	1,853,406	1,470,573
	2,028,713	1,500,787	3,678,869	2,939,243

Operating loss	(1,197,590)	(1,300,263)	(2,650,552)	(2,499,975)
Other income (expense):
Change in fair value of warrant derivative	—	—	(1,046,080)	—
Interest income, net	15,055	5,834	34,098	16,077

Net loss	$(1,182,535)	$(1,294,429)	$(3,662,534)	$(2,483,898)

Net loss per share	$(0.09)	$(0.15)	$(0.27)	$(0.29)

Shares used in computing
Net loss per share	13,652,082	8,422,994	13,526,249	8,422,994

Physiometrix, Inc.
Condensed Balance Sheet
( Unaudited )

	June 30 2004	December 31 2003
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$4,498,418	$7,626,049
Other current assets	1,136,916	966,484
Total current assets	5,635,334	8,592,533

Property, plant and equipment, net	148,991	179,668

Total assets	$5,784,325	$8,772,201

LIABILITIES AND STOCKHOLDERS’
Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$684,620	$971,281
Warrant derivative contract	—	11,342,730
Total current liabilities	684,620	12,314,011

Total stockholders’ equity (deficit)	5,099,705	(3,541,810)

Total liabilities and stockholders’ equity (deficit)	$5,784,325	$8,772,201